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EXHIBIT 11- Calculation of Earnings per Share

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                                                                  THREE MONTHS ENDED
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                APRIL 1, 2001            MARCH 26, 2000
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
BASIC EARNINGS PER SHARE:

Net Income                                                 $ 12,753                  $ 11,541

Weighted average shares outstanding                          22,807                    26,851

                                                           -----------------------------------
Basic earnings per share                                   $   0.56                  $   0.43
                                                           ===================================


DILUTED EARNINGS PER SHARE:

Net Income                                                 $ 12,753                  $ 11,541

Weighted average shares outstanding                          22,807                    26,851
Dilutive effect of outstanding common stock options              94                       253
                                                           -----------------------------------
Diluted weighted average shares outstanding                  22,901                    27,104

                                                           -----------------------------------
Diluted earnings per share                                 $   0.56                  $   0.43
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